UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ARLINGTON ASSET INVESTMENT CORP.

(EF Merger Sub Inc., as successor by merger to Arlington Asset Investment Corp.)

(Exact name of registrant as specified in its charter)

Virginia	54-1873198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

53 Forest Avenue Old Greenwich, Connecticut	06870
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act: Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Preferred Stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A amends and supplements the Form 8-A filed by the registrant, dated June 5, 2009 (the “Original 8-A”), as amended by the Form 8-A/A filed by the registrant, dated April 13, 2018, and the Form 8-A/A filed by the registrant, dated April 11, 2022, to reflect the expiration of the preferred share purchase rights of the registrant registered on the Original 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Original 8-A is amended by substituting the following:

On June 1, 2009, the Board of Directors (the “Board”) of Arlington Asset Investment Corp., a Virginia corporation, formerly known as Friedman, Billings, Ramsey Group, Inc. (the “Company”), adopted a rights agreement and declared a dividend, payable to shareholders of record as of the close of business on June 5, 2009, of one preferred share purchase right (“Right”) for each outstanding share of the Company’s Class A common stock, par value $0.01 per share (“Class A common stock”), and Class B common stock, par value $0.01 per share (“Class B common stock”), with such Rights originally to expire on June 4, 2019. The description and terms of the Rights are set forth in a Rights Agreement, dated as of June 5, 2009 (the “Original Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. On April 9, 2018, the Board approved and the Company adopted a First Amendment to the Original Rights Agreement (the “First Amendment”). The First Amendment extended the expiration date of the Rights until June 4, 2022. No shareholder approval was required for adoption of the First Amendment and the Company’s shareholders approved the First Amendment at the 2018 annual meeting of shareholders. On April 11, 2022, the Board approved and the Company adopted a Second Amendment (the “Second Amendment”) to the Original Rights Agreement. The Second Amendment extended the expiration date of the Rights until June 4, 2025. No shareholder approval was required for adoption of the Second Amendment and the Company’s shareholders approved the Second Amendment at the 2022 annual meeting of shareholders.

On December 14, 2023, the Company entered into the Third Amendment (the “Third Amendment”) to the Original Rights Agreement (as amended by the First Amendment, the Second Amendment and the Third Amendment, together, the “Rights Agreement”), with Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as rights agent. The Third Amendment accelerates the expiration of the Rights under the Rights Agreement by amending the definition of “Final Expiration Date” to mean 9:00 a.m., Eastern Time, on December 14, 2023. Consequently, the Rights Agreement terminated at that time. At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s Class A common stock and Class B common stock pursuant to the Rights Agreement expired. No shareholder approval is required for adoption of the Third Amendment.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Original Rights Agreement, the First Amendment, the Second Amendment and the Third Amendment, which are filed as Exhibits 4.1, 4.2, 4.3 and 4.4, respectively, to this registration statement.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of June 5, 2009, between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 5, 2009).

4.2	First Amendment to Rights Agreement, dated as of April 13, 2018, between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on April 13, 2018).

4.3	Second Amendment to Rights Agreement, dated as of April 11, 2022, between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on April 12, 2022).

4.4	Third Amendment to Rights Agreement, dated as of December 14, 2023, between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC).*

*Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EF MERGER SUB INC.
(as successor by merger to Arlington Asset Investment Corp.)
Date: December 15, 2023
	By:	/s/ Laurence Penn
	Name:	Laurence Penn
	Title:	Chief Executive Officer and President